Commerce
                                                                   Bancorp, Inc.
                                                                  [LOGO OMITTED]



                                    CONTACTS
                                    --------


   Vernon W. Hill, II                                    C. Edward Jordan, Jr.
Chairman and President                                  Executive Vice President

                                 (856) 751-9000


                  COMMERCE BANCORP EARNINGS PER SHARE UP 29% --
                       DEPOSITS UP 44% FOR SECOND QUARTER
                       ----------------------------------

         July 15, 2003 -- Cherry Hill, New Jersey -- Commerce Bancorp, Inc. (NYSE Symbol: CBH) reported record earnings and increased deposits, assets and loans for the second quarter of 2003, it was announced today by Vernon W. Hill, II, Chairman of the multi-bank holding company.

         Chairman Hill indicated "America's Most Convenient Bank" continues to produce record results, fueled by a deposit increase of 44% or $5.4 billion and earnings per share growth of 29%.

================================================================================
                       SECOND QUARTER FINANCIAL HIGHLIGHTS
                                  June 30, 2003

                                                                      Increase
     Total Assets:                             $ 19.8   Billion         44%
     Total Deposits:                           $ 17.8   Billion         44%
     Total (Net) Loans:                        $  6.3   Billion         21%

     Total Revenues:                           $262.7   Million         31%
     Net Income:                               $ 45.3   Million         30%
     Net Income Per Share:                     $  .63                   29%

================================================================================

                                    Three Months Ended                           Six Months Ended
                                        June 30, 2003                               June 30, 2003
                            ------------------------------------------------------------------------------------
                             2003          2002        % Increase           2003         2002       % Increase
                            ------------------------------------------------------------------------------------
                                          (dollars in thousands, except per share data)
Total Revenues:               $262,674     $200,355         31%         $506,069       $380,324         33%
Total Expenses:                187,678      137,540         36           359,799        263,461         37

Net Income:                     45,317       34,802         30            88,207         66,552         33

Net Income Per Share:             $.63         $.49         29%            $1.23           $.94         31%


                                                   Balance Sheet
                                                   -------------                               Linked Quarter
                                                                                               --------------
                            6/30/03        6/30/02     % Change          3/31/03        $ Increase     % Increase
                            -------------------------------------------------------------------------------------
                                                        (dollars in millions)

Total Assets:                  $19,837          $13,729      44%             $17,798          $2,039       11%
Total Loans (Net):               6,279            5,179      21                5,899             380        6
Core Deposits:                  17,002           11,353      50               15,296           1,706       11
Total Deposits:                 17,787           12,387      44               16,232           1,555       10


Chairman's Statement
--------------------
         Vernon W. Hill, II, Chairman, commenting on the Company's financial results said, " the unique Commerce business model continues to produce strong top-line revenue growth driven by strong deposit growth volume which significantly increases our net interest income, despite the difficult low-rate operating environment." Some of our financial highlights were:

o Net income increased 30% for the second quarter of 2003 and 33% for the first six months.

o    Earnings per share rose 29% for the second quarter.

o    Total revenues grew 31% for the quarter.

o Core deposits grew $5.6 billion, or 50% for the prior 12 months including $1.7 billion in growth during the second quarter.

o    Comparable store deposits grew 29%.

o The Company opened 17 new offices in the second quarter of 2003 and has 27 new offices under construction for openings in the third and fourth quarter of 2003.

o    Deposits in our New York City market surpassed $1 billion.

o Shareholder returns, foremost in our objectives, continue to be favorable. A comparison of our one, five and ten year shareholder returns to the S & P Index follows:


                                      Commerce                      S & P Index

           1 year                      -14.78%                          .25%
           5 years                      13.87%                        -1.61%
          10 years                      26.66%                        10.03%


Future Guidance
---------------
         Due to our continued strong growth trends, we reiterate our growth targets:

                                                 Last 5-Year      Actual %
                                Growth Targets   Growth %    Second Quarter 2003
                                --------------   --------    -------------------
         Total Deposits:             25%            36%               44%
         Comp Store Deposits:        18%            20%               29%
         Total Revenue:              25%            31%               31%

         Net Income:                 25%            31%               30%
         Earnings Per Share:         20%            31%               29%

Total Deposits
--------------
         The Company's dramatic deposit growth continues with total deposits at June 30, 2003 of $17.8 billion, a $5.4 billion increase or 44% over total deposits of $12.4 billion a year ago, including $1.6 billion of growth in the second quarter.

                                            6/30/03           6/30/02      $ Increase     %Increase
                                            -------           -------      ----------     ---------
                                                            (dollars in millions)

                  Core Deposits                $17,002          $11,353         $5,649         50%
                  Total Deposits                17,787           12,387          5,400         44%

         Core deposit growth by type of account is as follows:

                                                                                2nd Quarter
                                               Balance            Balance          Cost of         Annual
                                               6/30/03            6/30/02          Funds         Growth %
                                               -------            -------        ----------      ---------
                                                                     (dollars in millions)

         Non-interest Bearing Demand             $4,185             $2,768            .00               51%
         Interest Bearing Demand                  6,616              4,292            .75               54
         Savings                                  3,787              2,387            .78               59
         Time                                     2,414              1,906           2.44               27

              Total Core Deposits:              $17,002            $11,353           0.83%              50%

         Core deposit growth by type of customer is as follows:

                                                                                                   Annual    Comp Store
                        6/30/03         % Total          6/30/02        $ Increase    % Total      Growth %    Growth %
                        -------         -------          -------        ----------    -------      --------    --------
                                                          (dollars in millions)
Consumer                $8,619               51%         $6,117            $2,502       54%          41%           23%
Commercial               6,157               36           3,932             2,225       35           57            38
Government               2,226               13           1,304               922       11           71            51
                        -------         -------          -------        ----------    -------      --------    --------
         Total         $17,002              100%        $11,353            $5,649      100%          50%           29%

         The Company's total deposit costs including non-interest-bearing demand deposits were 0.87% and the total cost of funds was 0.95% for the second quarter of 2003. Core deposit costs were 0.83% for the second quarter of 2003.


The deposit growth by markets served is as follows:

                                              Deposit Growth by Market
                             # of                                      $            %         Comp     Annualized
                           Offices      6/30/03      6/30/02      Increase      Increase      Store   Growth/Branch
                           -------      -------      -------      --------      --------      -----   -------------
                                                          (dollars in millions)
Metro Philadelphia          125          $9,795        $7,541       $2,254          30%        31%        $21
Northern New Jersey          91           6,424         4,512        1,912          42         28          24
NYC Boroughs                 17           1,001           312          689         220        n/a          90
Long Island                  10             567            22          545         n/a        n/a         102
                           -------      -------      -------      --------      --------      -----   -------------
         Total              243         $17,787       $12,387       $5,400          44%        29%        $30

Net Income and Earnings Per Share
---------------------------------
         Net income totaled $45.3 million for the second quarter of 2003, up $10.5 million or 30% over net income of $34.8 million for the second quarter of 2002. The growth in net income for the second quarter of 2003 was driven by increased net interest income of 29% and increased fee income of 35%.

         On a diluted per share basis, net income for the second quarter was $.63 compared to $.49 for the second quarter of 2002, a 29% increase.

                                       Three Months Ended
                                       ------------------
                                   6/30/03         6/30/02        % Increase
                                   -------         -------        ----------
                               (dollars in thousands, except per share data)

         Net Income                 $45,317        $34,802             30%
         Earnings Per Share           $.63           $.49              29%

         For the first six months of 2003, net income totaled $88.2 million, up $21.7 million or 33% over net income of $66.6 million for the first six months of 2002.

         On a diluted per share basis, net income for the first six months of 2003 was $1.23 compared to $.94 for the first six months of 2002, a 31% increase.

         If the Company had chosen to expense stock options beginning with grants issued in 2003, the impact on earnings per share for the second quarter of 2003 would have been $.02 per share, and $.04 per share for the first six months of 2003.


Total Revenues
--------------

                                        Three Months Ended                               Six  Months Ended
                                        ------------------                               -----------------
                               6/30/03       6/30/02      % Increase              6/30/03        6/30/02      % Increase
                               -------       -------      ----------              -------        -------      ----------
                                                   (dollars in thousands, except per share data)
   Total Revenues               $262,674      $200,355        31%                 $506,069        $380,324         33%
   Revenue Per Share            $14.57         $11.29         29%                   $14.07          $10.79         30%


Net Interest Income and Net Interest Margin
-------------------------------------------
         The Company's continued ability to grow deposits, resulting in significant earning asset growth, permitted the Company to record net interest income for the second quarter of $179.3 million, a 29% increase over the $138.6 million recorded a year ago.

         The net interest margin for the second quarter of 2003 was 4.41%, down 18 basis points from the margin for the first quarter of 2003. The decline in the margin was attributed primarily to a decrease in the yield on the investment portfolio, which was due in part to the lowest interest rate environment in 45 years.

         On a tax equivalent basis, net interest income in the second quarter of 2003 was $183.3 million, an increase of $41.1 million or 29% over the second quarter of 2002. As shown below, the increase in net interest income was due to volume increases in the Company's earning assets, which were fueled by the Company's rapid growth of low-cost core deposits.

                                                              Net Interest Income
                                            ------------------------------------------------------
                                            Volume            Rate           Total            %
                  2003 vs. 2002             Increase        Change         Increase       Increase
                  -------------             --------        ------         --------       --------
                                                            (dollars in millions)
                  Second Quarter               $50,151        ($9,042)        $41,109          29%

                 First Six Months              $98,347       ($13,542)        $84,805          31%

Non-Interest Income
-------------------
         Non-interest income for the second quarter of 2003 increased to $83.4 million from $61.7 million a year ago, a 35% increase. On a linked quarter basis, non-interest income increased 10% .

         Non-interest income for the first six months of 2003 increased to $159.4 million from $117.6 million in the first six months of 2002, a 36% increase.

         The growth in non-interest income for the second quarter and the first six months of 2003 was reflected in increased deposit charges and service fees and other operating income which are more fully depicted below:


                                               Three Months Ended                         Six Months Ended
                                               ------------------                         ----------------
                                           6/30/03     6/30/02    % Increase          6/30/03      6/30/02   % Increase
                                           -------     -------    ----------          -------      -------   ----------
                                                          (Dollars in thousands)
                                           ----------------------------------------------------------------------------
    Deposit Charges & Service Fees         $38,765     $31,629         23%            $73,607      $60,592       21%
    Other Operating Income:
       Insurance                            17,190      14,241         21              33,245       27,629       20
       Capital Markets                       9,695       8,082         20              19,698       14,528       36
       Loan Brokerage Fees                   7,545       4,118         83              15,468        8,143       90
       Other                                 8,958       3,659        145              16,337        6,727      143
                                           ----------------------------------------------------------------------------
         Total Other                        43,388      30,100         44              84,748       57,027       49
    Net Investment Securities Gains          1,217           0        n/a               1,081            0      n/a
                                           ----------------------------------------------------------------------------
    Total Non-Interest Income              $83,370     $61,729         35%           $159,436     $117,619       36%


Commerce Insurance Services
---------------------------
         Total revenues for the Company's insurance division were $17.2 million for the second quarter of 2003 compared to $14.2 million for the second quarter of 2002, a 21% increase. Total revenues for the first six months of 2003 were $33.2 million versus $27.6 million for the same period a year ago, a 20% increase.

Commerce Capital Markets
------------------------
         Total revenues for the Company's capital markets division were $9.7 million for the second quarter of 2003 compared to $8.1 million for the second quarter of 2002, a 20% increase. Total revenues for the first six months of 2003 were $19.7 million versus $14.5 million for the same period a year ago, a 36% increase.

         A breakdown of total revenues by division is as follows:

                                                           Three Months Ended                 Six Months Ended
                                                           ------------------                 ----------------
                                                        6/30/03           6/30/02         6/30/03        6/30/02
                                                        -------           -------         -------        -------
         Trading & Sales                                $2,411            $1,824           $6,371         $4,892
         Public Finance                                  3,008             3,114            6,584          4,814
         Retail & Asset Management                       4,276             3,144            6,743          4,822
                                                        -------           -------         -------        -------
                                                        $9,695            $8,082          $19,698        $14,528


Non- Interest Expenses
----------------------
         Non-interest expenses for the second quarter of 2003 were $187.7 million, up 36% from $137.5 million a year ago. Non-interest expenses for the first six months of 2003 were $359.8 million, up 37% from $263.5 million for the first six months of 2002. The increase in non-interest expenses for the second quarter and the first six months of 2003 was widespread throughout all non-interest expense categories and consistent with the same reporting periods a year ago. They reflect the Company's rapid growth during the respective periods and also reflect substantial infrastructure investments made by the Company to support future growth.

         The Company's expense growth includes the creation of 17 new offices and $1.0 billion in New York City branch deposits and 10 new offices and $567 million in Long Island branch deposits with minimal impact on the Company's efficiency ratio.

Expansion Plans
---------------
         By the end of this year, the Company expects to have opened a total of 46 branches. We plan to continue this rate of expansion in 2004 given the huge customer acceptance of our unique retail model. To support this expansion with sufficient infrastructure additions, we plan to refurbish and occupy a 140,000 square foot building in Mt. Laurel, New Jersey, later this year, which we purchased last year for approximately $16 million. Also, later this year we expect to commence construction of a new Commerce University, also in Mt. Laurel, which we expect to occupy in 2004.

         During the second quarter of 2003, the Company incurred $81.3 million in capital expenditures. Expenditures for bank premises and equipment in progress, previously reported in Other Assets, are now reported as a component of Bank Premises and Equipment. Of the $81.3 million in capital expenditures for the quarter, $69.2 million was related to the construction of new branches and the refurbishment of existing branch offices, and $12.1 million was related to non-branch infrastructure expenditures including information technology.

Linked Quarter Comparison
-------------------------
         A comparison of financial results for the quarter ended June 30, 2003 to the previous quarter ended March 31, 2003 is as follows: (dollars in thousands, except per share data)

                                                       Three Months Ended                              Linked Quarter
                                                       ------------------
                                                     6/30/03            3/31/03         $ Increase        % Increase
                                                     -------            -------         ----------        ----------
Total Assets                                        $19,837,312        $17,798,123        $2,039,189         11%
Total Loans (Net)                                     6,279,305          5,898,696           380,609          6
Core Deposits                                        17,002,324         15,296,123         1,706,201         11
Total Deposits                                       17,787,082         16,231,901         1,555,181         10

Total Revenues                                          262,674            243,395            19,279          8
     Net Interest Income                                179,304            167,329            11,975          7
     Non-Interest Income                                 83,370             76,066             7,304         10
Non-Interest Expense                                    187,678            172,121            15,557          9
Net Income                                               45,317             42,890             2,427          6
Net Income Per Share                                       $.63               $.60              $.03          5

Lending
-------
         Loans increased $1.1 billion for the first six months of 2003 to $6.3 billion, and the growth was widespread throughout all loan categories.

         The Company's primary strength is in building customer relationships and growing market share in deposits, loans, and related services. Consumer and small business loan growth is directly related to the Company's significant increase in branch locations, market expansion and added lending personnel.

         Detailed in the chart below is a recap of commercial and commercial real estate loan growth for the past year by loan size: (dollars in millions, except # of loans and average loan size)


                                     Commercial Loan  and Commercial Real Estate Growth
                                     --------------------------------------------------

                                                    Average
          Size                  # of Loans          Loan Size        6/30/03      6/30/02        % Increase
          ----                  ----------          ---------        -------      -------        ----------
     < $5 Million                  15,199            $235,000         $3,567       $2,852             25%
     > $5 Million                      83           8,450,000            701          621             13
                                   ------           ---------         ------       ------             --
                  Total:           15,282            $279,000         $4,268       $3,473             23%


         Geographically, loan growth has occurred in the following markets:


                                                              Portfolio Geographical Growth
                                                              -----------------------------
                                            6/30/03           6/30/02           Growth Rate      % of Total Growth
                                            -------           -------           -----------      -----------------
                                                                     (dollars in millions)
         Metro Philadelphia                   $4,177            $3,535                 18%                57%
         Northern New Jersey                   1,954             1,662                 18                 26
         New York/Long Island                    248                62                n/a                 17

                  Total:                      $6,379            $5,259                                   100%


         The Company continues to serve Main Street America and has avoided the pitfalls experienced by participation in Shared National Credit lending, loans to the telecommunications, airlines, and energy sectors, sub-prime loans and foreign lending.

                                                                Loan Composition
                                                                ----------------
                                   6/30/03       % of Total       6/30/02       % of Total     $ Increase      %Increase
                                   -------       ----------       -------       ----------     ----------      ---------
                                                                  (dollars in millions)

Commercial                            $1,686         27%             $1,315        25%                $371         28%
Consumer                               2,111         33               1,786         34                 325         18
Commercial Real Estate                 1,096         17                 999         19                  97         10
Owner-Occupied                         1,486         23               1,159         22                 327         28
                                     -------       ----             -------       -----            -------        ---
     Gross Loans                      $6,379        100%             $5,259        100%             $1,120
     Less: Reserves                  (   100)                       (    80)                       (    20)
                                     -------                        -------                        -------
     Net Loans                        $6,279                         $5,179                         $1,100         21%

Asset Quality
-------------
         The Company's asset quality results are highlighted below:

                                                               Quarter Ended
                                                               -------------
                                             6/30/03        3/31/03        12/31/02         6/30/02
                                             -------        -------        --------         -------
         Non-Performing Assets/Assets           .12%           .13%          .11%             .13%
         Net Loan Charge-Offs                   .15%           .19%          .19%             .19%
         Loan Loss Reserve/ Gross Loans        1.56%          1.58%         1.56%            1.52%
         Non-Performing Loan Coverage           441%           499%          640%             530%
         Non-Performing Assets/Capital            2%             2%            2%               2%
              and Reserves

         Non-performing assets and loans past due 90 days at June 30, 2003 totaled $24.5 million or .12% of total assets, versus $18.4 million, or .13% of total assets a year ago. Non-performing assets and loans past due 90 days or more represented 2% of stockholders' equity and the reserve for loan losses at June 30, 2003.


Investments
-----------
         Total investments increased to $11.1 billion from $6.9 billion a year ago.

         The portfolio is comprised primarily of high quality U.S. Government agency and mortgage-backed obligations with a current duration of 3.1 years and an average life of 3.8 years. This compares to a duration of 3.3 years and an average life of 4.2 years at June 30, 2002.

         Detailed below is information regarding the composition and characteristics of the Company's investment portfolio, excluding trading securities, as of June 30, 2003.

                                                                                Average
Product Description                                  Amount       Duration         Life       Yield
-------------------                                  ------       --------         ----       -----
                                                   (in millions)         (in years)
U.S. Treasury Notes                                      $1,115        1.8          1.8        1.34%
Federal Agencies Pass Through                             3,878        3.5          4.6        5.08
   Certificates     (AAA Rated)

Collateralized Mortgage                                   5,309        3.1          3.8        4.96
   Obligations      (AAA Rated)

Obligations of State and                                    800        2.5          2.7        4.58
   Political Subdivisions/Other
                                                        -------        ---          ---        ----
                                                        $11,102        3.1          3.8        4.61%

         During the second quarter of 2003, the Company continued its ongoing review and repositioning of the portfolio to adjust for current and anticipated interest rate and yield curve levels. This repositioning of the portfolio involved sales of approximately $1.4 billion for the second quarter which reduced future prepayment risk, provided enhanced yields on new purchases, and had minimal effect on the duration of the portfolio.

         The appreciation in the available for sale and held to maturity portfolios totaled $157 million at June 30, 2003.


Capital Resources
-----------------
         Stockholders' equity at June 30, 2003 increased to $1.0 billion, a $237.9 million increase, or 31% over stockholders' equity of $772.6 million at June 30, 2002. Return on average stockholders' equity (ROE) for the second quarter of 2003 was 17.91% compared to 18.99% for the second quarter of 2002.

         The Company's capital ratios at June 30, 2003 were as follows:

                                                         Regulatory Guidelines
                                   Commerce               "Well Capitalized"

             Leverage Ratio           6.04%                       5.00%
                     Tier I          11.20%                       6.00%
              Total Capital          12.20%                      10.00%


Retail Activities
-----------------
         "America's Most Convenient Bank" continued its unique retail focus by offering the best in community branch banking and on-line banking. The Company's continued deposit growth consists of growth in "same-store" (existing branch) sales and increased deposits from newly opened branches.

          o    "Same Store Sales"
               ------------------
              "Same-store core deposit growth" at June 30, 2003 was 29% compared to the same period a year ago. Same store core deposit increases for the previous four quarters were 29%, 29%, 31% and 30%, respectively.

          o    New Branch Offices
               ------------------
              During the second quarter of 2003, the Company opened 17 new branch offices, increasing the total offices opened to 243. During the last three years, the Company has opened 113 of 243 branches.

              Branches opened during the second quarter were as follows:


                  Store Number       Location                 County

                  227                Conshohocken             Montgomery (PA)

                  228                Merrick                  Nassau (NY)

                  229                Sheepshead Bay           Brooklyn (NY)

                  230                14th & 5th               Manhattan (NY)

                  231                Havertown                Delaware (PA)

                  232                Upper Darby              Delaware (PA)

                  233                East Vineland            Cumberland (NJ)

                  234                Pequannock               Morris (NJ)

                  235                Astoria                  Queens (NY)

                  236                Hatboro                  Montgomery (PA)

                  237                East Meadow              Nassau (NY)

                  238                Floral Park              Nassau (NY)

                  239                Scotch Plains            Union (NJ)

                  240                Edison/Stony Rd.         Middlesex (NJ)

                  241                Tribeca                  Manhattan (NY)

                  242                Ceasar's Bay             Brooklyn (NY)

                  243                Middle Village           Queens (NY)



          o    Commerce Online
               ---------------
                  Commerce continued its leading role in on-line banking by increasing its penetration rate to 37%, which is one of the highest in America.

Forward-Looking Statements
--------------------------
         The Company may from time to time make written or oral "forward-looking statements", including statements contained in the Company's filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

         These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company's control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan", and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company's financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the "FRB"); inflation; interest rates, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors' products and services for the Company's products and services and vice versa; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; future acquisitions; the expense savings and revenue enhancements from acquisitions being less than expected; the growth and profitability of the Company's non-interest or fee income being less than expected; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

         The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.





















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